UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2013

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation; Director Appointment

On April 29, 2013, Mr. Jerome Schmitt resigned from the Board of Directors (the “Board”) of SunPower Corporation (the “Company”) and on April 30, 2013, the Board appointed Mr. Jean-Marc Otero del Val as a member of the Board. Mr. Schmitt had served as the designee of Total Gas & Power USA, SAS (“Total”) pursuant to the Affiliation Agreement, dated April 28, 2011, as amended, between Total and the Company, and Mr. Otero del Val is replacing Mr. Schmitt as Total's designee on the Board. Mr. Otero del Val formerly was a member of the Board of the Company from July 2011 to June 2012.

Mr. Otero del Val has served as Vice President Strategy & Business Development in the New Energies Division of Total S.A. since July 2012 where he is also the Deputy Senior Vice President of Business Operation. He served as the Vice President, Electricity, for the Gas & Power Division of Total S.A. from September 2011 to June 2012. Mr. Otero del Val previously served as General Manager of the Grandpuits Refinery for Total France S.A. from 2007 to August 2011. From 2003 to 2007, Mr. Otero del Val served as the Managing Director for Total Coal South Africa (Pty) Ltd., a subsidiary of Total S.A. that focuses on the mining of export quality coal in South Africa. Previous to that, he held other positions within the Total S.A. group, where he has been employed since 1998. Mr. Otero del Val received a degree in chemical engineering from École Polytechnique, a Bachelor of Arts in finance from Strasbourg University, and a Master of Arts in finance from Paris-Dauphine University.

Mr. Otero del Val serves as a Class I director, to serve until SunPower's annual meeting of stockholders to be held in 2015. Mr. Otero del Val will serve on the Compensation Committee of the Board.

Adoption of 2014 Management Career Transition Plan

On April 29, 2013, with the approval of the Compensation Committee of the Board, the Company adopted the 2014 Management Career Transition Plan (the “Plan”), effective April 30, 2013, which replaces a similar plan which expired in 2011. The Plan generally terminates on the third anniversary of the effective date. The Plan addresses severance for certain employment terminations, and payment are only made if the executive or employee is not already entitled to severance benefits under a separate employment agreement. Participants in the Plan include the Company's Chief Executive Officer, Thomas H. Werner, and those employees who have been employed by the Company for at least 6 months and report directly to him (including the Company's other named executive officers), as well as other key employees of the Company who are provided with written notice from the Chief Executive Officer that they are Plan participants.  Under the terms of the Plan, Mr. Werner and the employees reporting to him will be eligible for benefits following a termination of employment because of death or disability (as defined in the Plan), or a termination without cause (as defined in the Plan). Such benefits include, except in the case of death or disability:

•	a lump-sum payment equivalent to 12 months (or 24 months in Mr. Werner's case) of such executive's base salary;

•	a lump-sum payment equal to any earned but unpaid annual bonus for a completed fiscal year;

•
a lump-sum payment equal to the pro rata portion of such executive's actual bonus for the then current fiscal year, based on the number of whole calendar months between the start of the fiscal year and the termination date;

•
continuation of such executive's and such executive's eligible dependents' coverage under the Company's health benefit plans for up to 12 months (or 24 months in Mr. Werner's case), at the Company's expense;

•	a lump-sum payment equal to such executive's accrued and unpaid base salary and paid time off;

•	annual make-up payments for taxes incurred by the executive in connection with such health benefit plans' coverage; and

•	reimbursement of up to $15,000 for services of an outplacement firm mutually acceptable to the Company and the executive.

In the case of death or disability, such benefits include a lump-sum payment equal to such executive's accrued and unpaid base salary and paid time off.

If any of the severance plan's severance payments would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and be subject to excise tax or any interest or penalties payable with respect to such excise tax, then the executive's benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such taxes, interest or penalties, whichever results in the executive receiving, on an after-tax basis, the greatest amount of benefits.

First Amendment to Boynton Employment Agreement

On May 1, 2013, the Company entered into a First Amendment to Employment Agreement (the “Amendment”) with Charles D. Boynton, the Company's Executive Vice President and Chief Financial Officer, to amend Mr. Boynton's Employment Agreement, dated June 28, 2010, with the Company (the “Employment Agreement”). The Amendment provides that: (i) the expiration of the term of Mr. Boynton's Employment Agreement will be shortened from June 27, 2016 to August 27, 2014, with the Employment Agreement automatically renewing on August 28, 2014 for successive three-year terms unless the Company provides advance notice of non-renewal prior to the end of a term; and (ii) Mr. Boynton will receive enhanced severance benefits under his Employment Agreement in the event of a qualifying termination, with his lump-sum cash severance benefit increased to reflect 24 months of his then-current base salary (increased from 12 months of his then-current base salary) and two times his target annual bonus (increased from one times his target annual bonus) and his period of subsidized COBRA benefits increased from a period of up to 12 months to a period of up to 24 months.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

Date: May 1, 2013	By:	/S/ CHARLES D. BOYNTON
	Name:	Charles D. Boynton
	Title:	Executive Vice President and Chief Financial Officer